Exhibit 21
LIST OF SUBSIDIARIES OF
HORIZON TECHNOLOGY FINANCE CORPORATION
AS OF 3/15/11
Compass Horizon Funding Company LLC — Delaware Limited Liability Company
Horizon Credit I LLC — Delaware Limited Liability Company (subsidiary of Compass Horizon Funding Company LLC)
Longview SBIC GP LLC — Delaware Limited Liability Company
Longview SBIC LP — Delaware Limited Partnership